Exhibit 99.4

EXECUTION VERSION
SUPPORT AGREEMENT
This Support Agreement (this “Agreement”) is entered into as of March 14, 2018 among CSP Alpha Holdings Parent Pte Ltd, a Singapore private limited company (the “Stockholder” or “Parent”), CSP Alpha Midco Pte Ltd, a Singapore private limited company and a direct wholly owned subsidiary of the Parent (“Private Company”), and Engine Capital, L.P., a Delaware limited partnership (the “StarTek Holder”, on behalf of itself and the individual and entities listed under Schedule A hereto).  Capitalized terms used herein that are not defined shall have the meanings set forth in the Transaction Agreement.
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, StarTek, Inc., a Delaware corporation (“Public Company”), Private Company and the Parent are entering into a Transaction Agreement (as the same may be amended or supplemented, the “Transaction Agreement”), pursuant to which, among other things:
(i)          the Parent shall sell to Public Company, and Public Company shall purchase from the Parent, all of the shares of Private Company Common Stock;
(ii)         in consideration of such sale and purchase, Public Company shall issue and deliver to the Parent or its designee, 20,600,000 shares of Public Company Common Stock, as may be adjusted pursuant to the Transaction Agreement;
(iii)        in order to effect such issuance and the other transactions contemplated by the Transaction Agreement, Public Company shall effectuate the Public Company Charter Amendment; and
(iv)        in addition to the transactions set forth above, the purchase of additional shares of Public Company Common Stock (as defined herein) by the Stockholder, for ten million US dollars (US$10,000,000), as may be adjusted pursuant to the Transaction Agreement;
in each case, on the terms and subject to the conditions set forth in the Transaction Agreement (collectively, along with all other transactions contemplated by the Transaction Agreement, the “Transactions”);
WHEREAS, the StarTek Holder and Arnaud Ajdler (“Ajdler”) own beneficially (as such term is defined in Rule 13d-3 of under the Exchange Act) the number of shares of Public Company Common Stock set forth on Annex A hereto (such securities, as they may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by Public Company, together with securities of Public Company that may be acquired after the date hereof by such StarTek Holder are collectively referred to herein as the “Securities” with the Securities owned by Ajdler referred to herein as the “Ajdler Shares”);

WHEREAS, receipt of the Public Company Stockholder Approval is a condition to the consummation of the Transactions; and
WHEREAS, as a condition and inducement to Private Company’s and the Parent’s willingness to enter into the Transaction Agreement, the StarTek Holder has agreed to enter into, be legally bound by and perform this Agreement.
AGREEMENTS
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.          Covenants of the StarTek Holder.  The StarTek Holder agrees as follows:
(a)          The StarTek Holder shall not, directly or indirectly, (i) deposit any Securities into a voting trust or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney, attorney-in-fact, agent or otherwise, with respect to the Securities, except as contemplated by this Agreement, or (ii) take any other action that would in any way make any representation or warranty of such StarTek Holder herein untrue or incorrect in any material respect or otherwise restrict, limit or interfere in any material respect with the performance of such StarTek Holder’s obligations hereunder or the Transactions.  With respect to the Ajdler Shares only, the StarTek Holder shall also covenant to cause Ajdler to not, directly or indirectly, sell, transfer, pledge, assign or otherwise encumber or dispose of, or enter into any agreement, option or, except for this Agreement, other arrangement (including any profit sharing agreement) or understanding with respect to, any of the Ajdler Shares), other than by operation of law or to any of its Affiliates, and in each case, the Ajdler Shares shall continue to be bound by this Agreement, and each transferee thereof shall agree in a writing reasonably acceptable to the Parent to be bound by the terms and conditions of this Agreement.  For the avoidance of doubt, nothing in this Agreement shall restrict any direct or indirect transfers of any equity interests in the StarTek Holder.
(b)          At any meeting of the, stockholders of Public Company called to vote upon the Transactions and the Transaction Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought with respect to the Transactions and the Transaction Agreement, the StarTek Holder shall vote, or cause to be voted, in person or by proxy, all of the Securities beneficially owned by it on the record date of such action in favor of the Transactions, including the Public Company Voting Proposal and the Public Company Charter Amendment (which, for the avoidance of doubt, shall include the renouncement of the corporate opportunity doctrine in accordance with Section 122(17) of the DGCL with respect to specified directors, including any directors appointed by the Stockholder); provided that, for the avoidance of doubt, in the event that the StarTek Holder has transferred all or any portion of its Securities after the applicable record date in accordance with this Agreement, the StarTek Holder shall vote, or cause to be voted, any such Securities in a manner consistent with this Section 1(b) as the beneficial owner of the transferred Securities as of the applicable record date.

(c)          Except as otherwise set forth in Sections 1(c) – (e) of this Agreement, the StarTek Holder shall not, and shall instruct and use its reasonable best efforts to cause its Representatives not to, directly or indirectly:
(i)          solicit, seek or initiate or knowingly take any action to facilitate (including by way of furnishing information) or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Alternative Proposal;
(ii)          enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Alternative Proposal, or furnish to any Person any non-public information or afford any Person other than Private Company access to such party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any Alternative Proposal; provided, however, that nothing in this Section 1(c) shall prevent the StarTek Holder or its Representatives from referring a Person to this Section 1(c); or
(iii)          otherwise facilitate any effort or attempt to make an Alternative Proposal, or any inquiries, proposals or offers that would reasonably be expected to lead to an Alternative Proposal.
It is understood and agreed that any violation of the restrictions in Sections 1(c) – (e) (or action that, if taken by the StarTek Holder, would constitute such a violation) by any Representative of the StarTek Holder shall be deemed a breach of Sections 1(c) – (e) by the StarTek Holder.  Notwithstanding the foregoing, solely to the extent Public Company is permitted to take actions in compliance with or as contemplated by the last paragraph of Section 6.1(a) of the Transaction Agreement, the StarTek Holder may also take such permitted actions, including to review any Alternative Proposal and to discuss and confirm to Public Company the willingness of the StarTek Holder to support and sign a voting agreement in the event of any termination of the Transaction Agreement in connection with such Alternative Proposal.
(d)          The StarTek Holder shall, and shall cause its Representatives to, terminate and cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to an Alternative Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any party hereto under the other provisions of Sections 1(c) – (e) of this Agreement.
(e)          The StarTek Holder shall vote, or cause to be voted, in person or by proxy, its Securities against (i) any Alternative Proposal and (ii) any action, proposal, transaction or agreement (A) which would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of the Parent’s, Public Company’s or Private Company’s conditions under the Transaction Agreement or change in any manner the voting rights of any security of Public Company (including by any amendments to Public Company’s certificate of incorporation or bylaws other than the Public Company Charter Amendment) and (B) of which the Parent has notified the StarTek Holder of such effect prior to the date such vote is taken.

2.          [Intentionally Omitted.]
3.          Representations and Warranties of the StarTek Holder.  The StarTek Holder hereby represents and warrants to the Parent and Private Company as follows:
(a)          The StarTek Holder has all requisite power and authority to execute and deliver this Agreement and to perform such StarTek Holder’s obligations under this Agreement.  The execution, delivery and performance of this Agreement have been duly authorized by such StarTek Holder.  This Agreement has been duly executed and delivered by the StarTek Holder and, assuming this Agreement constitutes a valid and binding obligation of the Parent and Private Company, constitutes a valid and binding obligation of such StarTek Holder enforceable against such StarTek Holder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)          The Securities and the certificates (or any book-entry notations used to represent any uncertificated shares of Public Company Common Stock) representing the Securities are now, and at all times during the term hereof will be, held by such StarTek Holder, or by a nominee or custodian for the benefit of such StarTek Holder, and such StarTek Holder has title to the Securities, free and clear of any Liens (including voting trusts and voting commitments), except as provided by this Agreement.  As of the date of this Agreement, such StarTek Holder owns of record or beneficially no shares of Public Company Common Stock, preferred stock or other equity interests in the Company, other than the Securities set forth across from such StarTek Holder’s name on Annex A hereto.  Such StarTek Holder has full power to vote the Securities to the extent required hereby.  Neither the StarTek Holder nor any of the Securities is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of the Securities, except as otherwise contemplated by this Agreement or the Transaction Agreement.
(c)          (i) Except for such filings as may be required under the Exchange Act, no filing with, no permit, authorization, consent or approval of, and no notification to, any Governmental Entity is necessary on the part of the StarTek Holder for the execution and delivery of this Agreement by such StarTek Holder and the performance by such StarTek Holder of such StarTek Holder’s obligations under this Agreement and (ii) neither the execution and delivery of this Agreement by such StarTek Holder nor the performance by such StarTek Holder of such StarTek Holder’s obligations under this Agreement nor compliance by such StarTek Holder with any of the provisions hereof shall (i) result in the creation of a Lien on any of the Securities, (ii) violate any agreement or Law applicable to such StarTek Holder or any of the Securities, except in the case of (i) or (ii) for violations, breaches or defaults that would not in the aggregate prevent, impair or materially delay the ability of such StarTek Holder to perform its obligations hereunder.
(d)          The StarTek Holder understands and acknowledges that the Parent and Private Company are entering into the Transaction Agreement in reliance upon such StarTek Holder’s execution and delivery of this Agreement.

(e)          None of the information relating to such StarTek Holder and its affiliates provided by or on behalf of such StarTek Holder or its affiliates for inclusion in the Proxy Statement will, at the respective times that the Proxy Statement is filed with the SEC or is first mailed to the holders of the Public Company Common Stock, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The StarTek Holder authorizes and agrees to permit the Parent and Private Company to publish and disclose in the Proxy Statement and any related filings under the securities laws of the United States or any state thereof such StarTek Holder’s identity and ownership of Securities and the nature of its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.
(f)          There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the StarTek Holder, threatened in writing against the StarTek Holder before any Governmental Entity that, if adversely determined against the StarTek Holder, would, or would reasonably be expected to, prevent, impair or materially delay the ability of the StarTek Holder to perform its obligations hereunder.
4.          Representations and Warranties of the Parent and Private Company.  The Parent and Private Company hereby jointly and severally represent and warrant to the StarTek Holder as follows:  the Parent and Private Company have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution, delivery and performance of this Agreement by the Parent and Private Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and Private Company; and this Agreement has been duly executed and delivered by the Parent and Private Company and, assuming this Agreement constitutes a valid and binding obligation of the StarTek Holder, constitutes a valid and binding obligation of the Parent and Private Company enforceable against each of them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
5.          Further Assurances.  The StarTek Holder will, from time to time, execute and deliver, or cause to be executed and delivered, in each case without further consideration, such additional or further transfers, assignments, endorsements consents and other instruments as the Parent may reasonably request for the purpose of effectively carrying out such StarTek Holder’s obligations under this Agreement.  The Parent agrees to take, or cause to be taken all actions reasonably necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement.
6.          Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties and any such assignment without such prior written consent shall be null and void, except that the Parent may assign all or any of its rights and obligations hereunder to any affiliate of the Parent, but no such assignment shall relieve Parent of any of its obligations under this Agreement if the applicable assignee does not perform such obligations.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

7.          Termination.  This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur (such date, the “Termination Date”) of (i) the Closing, (ii) the date on which the Transaction Agreement is terminated in accordance with its terms, (iii) the date of any Public Company Board Recommendation Change, (iv) the making of any material change, by amendment, waiver or other modification to any provision of the Transaction Agreement that decreases the amount or changes the form of consideration to be received by Public Company (other than in connection with any adjustments set forth in the Transaction Agreement as of the date hereof), or (v) the mutual written agreement of the parties to terminate this Agreement.  In the event of termination of this Agreement pursuant to this Section 7, this Agreement will become null and void and of no effect with no liability on the part of any party hereto; provided, however, that no such termination will relieve any party hereto from any liability for any willful breach of this Agreement occurring prior to such termination.
8.          StarTek Holder Capacity.  Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that (a) the StarTek Holder is entering into this Agreement solely in such StarTek Holder’s capacity as a record and/or beneficial owner of the Public Company Common Stock and not in such StarTek Holder’s capacity as a director, officer or employee of Public Company (if applicable) or in such StarTek Holder’s capacity as a trustee or fiduciary of any Public Company Equity Plans and (b) nothing in this Agreement is intended to restrict or affect any action or inaction of such StarTek Holder or any representative of such StarTek Holder, as applicable, serving on the Public Company Board or on the board of directors of any Subsidiary of Public Company or as an officer or fiduciary of Public Company or any Subsidiary of Public Company, acting in such person’s capacity as a director, officer, employee or fiduciary of Public Company or any Subsidiary of Public Company.
9.          General Provisions.
(a)          Fees and Expenses.  Except as otherwise set forth in the Transaction Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense, whether or not the Transactions are consummated.
(b)          Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any obligation or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver.  The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(c)          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or electronic mail, in each case to the intended recipient as set forth below:
If to the Parent or Private Company, to:
CSP Alpha Holdings Parent Pte Ltd
or CSP Alpha Midco Pte Ltd, as applicable
c/o Capital Square Partners Pte Ltd
SBF Center, # 10-01
160 Robinson Road, Singapore 068914
Attn:	Sanjay Chakrabarty
Email:	sanjay@capitalsquarepartners.com
Facsimile:	+ 65 6491 5902
with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
6 Battery Road
#25-03 Singapore 049909
Attn:	Sidharth Bhasin, Esq.
E-mail:	sidharth.bhasin@shearman.com
Facsimile:	+65 6230 3899
and
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attn:	Stephen M. Besen, Esq.
E-mail:	stephen.besen@shearman.com
Facsimile:	+1 212 848 7179
If to the StarTek Holder:
Engine Capital, L.P.
1370 Broadway, 5th Floor
New York, NY 10018
Attn:  Arnaud Ajdler
Email:  aajdler@enginecap.com
Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

(d)          Interpretation.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:  (i) “either” and “or” are not exclusive and “include”, “includes” and “including” shall be deemed in each case to be followed by the words “without limitation”; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof’ refers to the date set forth in the preamble of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if’; descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (viii)definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vii) references to a Person are also to its permitted successors and assigns; references to a “Section” or an “Annex” refer to a Section or an Annex to this Agreement; references to “$,” “US$,” or otherwise to dollar amounts refer to the lawful currency of the United States; (x) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; and (xi) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
(e)          Counterparts and Signature.  This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.
(f)          Entire Agreement; Amendment.  This Agreement (including the Annex hereto and any documents and instruments referred to herein) taken together with the Transaction Agreement, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
(g)          No Third Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

(h)          No Partnership, Agency, or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto.
(i)          Governing Law.  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.
(j)          Submission to Jurisdiction.  Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (v) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9(c) above.  Nothing in this Section 9(j), however, shall affect the right of any Person to serve legal process in any other manner permitted by law.
(k)          Severability.  Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).
(1)          Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

Irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies would not be an adequate remedy for any such damages.  Accordingly, in the event of any breach or threatened breach by the StarTek Holder, on the one hand, and Private Company or the Parent, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Private Company and the Parent, on the one hand, and the StarTek Holder, on the other hand, shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security.  No party hereto shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Private Company or the Parent, or to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Private Company or the Parent under this Agreement.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
CSP ALPHA HOLDINGS PARENT PTE LTD

By:	/s/ Sanjay Chakrabarty
Name:	Sanjay Chakrabarty
Title:	Director

By:	/s/ Mukesh Sharda
Name:	Mukesh Sharda
Title:	Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
CSP ALPHA MIDCO PTE LTD

By:	/s/ Sanjay Chakrabarty
Name:	Sanjay Chakrabarty
Title:	Director

By:	/s/ Mukesh Sharda
Name:	Mukesh Sharda
Title:	Director

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
ENGINE CAPITAL, L.P.

By:	/s/ Arnaud Ajdler
	Name:	Arnaud Ajdler
	Title:	Managing Member of Engine Investments LLC, the General Partner